Exhibit 99.1

EDAC Technologies Reports Strong Results for Fiscal 2012 First Quarter

– Sales Increase 19% to a Record $24.0 Million

– Net Income More than Triples to $1.3 Million, or $0.23 per Diluted Share

– Backlog Rises to Record $310.4 Million at Quarter-End

FARMINGTON, Conn., April 25, 2012 – EDAC Technologies Corporation (NASDAQ: EDAC), a diversified designer, manufacturer and servicer of precision components for aerospace and industrial applications, reported today that sales for the first quarter of fiscal 2012 reached a record $24.0 million, an increase of 19% from the first quarter of fiscal 2011. Each of the Company’s major product lines, EDAC AERO, APEX Machine Tool and EDAC Machinery, contributed to the year-over-year sales growth.

Gross profit for the first quarter of 2012 increased 55% from the first quarter of 2011 to $4.4 million, and represented 18.1% of first quarter 2012 sales versus 13.9% in the first quarter of 2011.  Operating income rose 144% to $2.1 million from the 2011 first quarter, yielding an operating margin of 8.8% of sales compared with 4.3% in the first quarter of 2011.

Net income for the first quarter of 2012 increased to $1.3 million, or $0.23 per diluted share, a 208% increase from $408,000, or $0.08 per diluted share, reported for the first quarter of 2011.

EDAC noted that the sharp increase in profitability versus the 2011 first quarter primarily reflected improved cost absorption due to the increased sales level, a favorable sales mix with a higher percentage of shipments by EDAC AERO of fully developed and spare parts, where the production process has been optimized, and productivity gains due to the continued implementation of lean manufacturing practices company-wide.

The Company has expanded its financial reporting to reflect two business segments: the Aerospace Segment, which consists of its EDAC AERO product line; and the Industrial Segment, which includes the APEX Machine Tool and EDAC Machinery product lines.

Aerospace Segment sales increased 22% to $16.8 million for the first quarter of 2012 and segment operating profit more than doubled to $1.6 million from $722,000 in the first quarter of 2011. Operating income represented 9.3% of Aerospace Segment sales in the first quarter of 2012.

Industrial Segment sales rose 12% to $7.3 million in the 2012 first quarter, while segment operating profit increased 282% to $542,000 million, compared with the $142,000 in the first quarter of 2011. Operating income represented 7.5% of first quarter 2012 Industrial Segment sales.

The following are additional highlights of EDAC’s performance in the first quarter of 2012:

▪
The 22% growth in sales for the EDAC AERO product line primarily reflected the shipment of developed and spare parts as well as new engine family product components, along with sustained demand for GE 90, Gen X and military programs.

▪
Sales for the APEX Machine Tool product line were $5.3 million in the first quarter of 2012, an increase of 14% from first quarter of 2011. This reflected increased shipments for a ground-based turbine retrofit program and an ongoing effort towards the production of more complex parts for the power generation sector.

▪
Sales for the EDAC Machinery product line were $1.9 million, an increase of 7% from the first quarter of 2011. This growth reflected increased sales of spindle products, which more than offset lower sales of precision grinders.

▪	SG&A expenses for the first quarter of 2012 were $2.2 million, or 9.4% of sales, compared with $1.9 million or 9.6% of sales in the first quarter of 2011.

Backlog

Total sales backlog at March 31, 2012 reached a record $310.4 million, compared with $252.1 million at year-end 2011. The higher backlog was achieved even after record first quarter 2012 sales and includes three recently announced multi-year agreements totaling $58 million – one with Volvo Aero, another with a division of GE Aviation, and a third with Rolls-Royce Canada.

Summary and Outlook

“The continued growth in our sales, profitability and backlog in the first quarter of 2012 reflects the further execution of our strategic plan.  In fact, each of our product lines achieved sales and gross profits on target with or above their budgets in the quarter.

“We have been able to increase our share of the substantial opportunity in aerospace through the reliability and quality of the complex products we produce and through our focus on emerging aircraft engine programs and on offering a wider range of parts to an expanded customer base.  At the end of the first quarter, we made an initial shipment of engine components under a program with a major European customer, although we continue to expect the fuller ramp-up of deliveries under that program, as well as some of our other new long-term agreements, to begin at the end of the second quarter and then increasingly through the year and beyond.

“At APEX Machine Tool, we have successfully broadened our focus on more complex power generation parts.  We won orders in the first quarter for additional power generation system stages.  EDAC Machinery continues to benefit from adding full precision grinding systems to its portfolio in addition to its recognized expertise in spindles. Recent marketing initiatives are also proving to be very successful.

“As we have discussed before, some aerospace contracts require us to be responsible for more of the material content.  While material content is a pass-through cost, our margins are lower on the material content portion of sales.  Therefore, to continue to improve our overall margins, we must earn a higher profit on the value-added portion of our sales.  In the first quarter of 2012, we saw an increase in both material content and outside processing costs.  Even so, we were able to improve our gross profit dollars and gross margin because of a favorable product mix and our improved production efficiencies.

Mr. Pagano concluded: “We will continue to execute our growth plan during the balance of 2012. In finalizing shipment schedules over the remainder of the year, we currently expect that our sales level will be relatively consistent with this year’s first quarter, although we expect the second quarter to show the strongest sales of the year.   For full year 2012, we are continuing to target sales growth to meet or exceed the aerospace industry’s projected growth of 7%.  We also will continue to fully focus on further strengthening the profitability of our operations.”

Conference Call and Webcast

The Company will host a conference call to review the above results at 1:00 p.m. (Eastern Time) today, April 25th.  The call will be broadcast simultaneously over the Internet.  Listeners can access a webcast of the conference call live over the Internet at www.edactechnologies.com.  Please allow 10 minutes prior to the call to visit the site to download and install any necessary audio software.  After the call has taken place, its archived version will be available at this web site.

About EDAC Technologies Corporation

EDAC Technologies Corporation is a diversified manufacturing company serving the aerospace and industrial markets.  In the aerospace sector, EDAC offers design and manufacturing services for commercial and military aircraft, in such areas as jet engine parts, special tooling, equipment, gauges and components used in the manufacture, assembly and inspection of jet engines.  Industrial applications include high-precision fixtures, gauges, dies and molds, as well as the design, manufacture and repair of precision grinders and precision spindles, which are an integral part of machine tools found in virtually every manufacturing environment. EDAC’s core competencies include extensive in-house design and engineering capabilities, and facilities equipped with the latest enabling machine tools and manufacturing technologies.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995; including forward-looking statements regarding future profitability, expected sales and other matters that are subject to risks and uncertainties. The Company uses words such as “plans,” seeks,” “projects,” “expects,” “believes,” “may,” “anticipates,” “estimates,” “should,” and similar expressions to identify these forward looking statements. These statements are subject to risks and uncertainties and are based upon the Company’s beliefs and assumptions. There are a number of important factors that may affect the Company’s actual performance and results and the accuracy of its forward-looking statements, many of which are beyond the control of the Company and are difficult to predict. These important factors include, without limitation, factors which could affect demand for the Company's products and services such as general economic conditions and economic conditions in the aerospace industry and the other industries in which the Company competes; competition from the Company's competitors; and the Company’s ability to enter into satisfactory financing arrangements. These and other factors are described in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s expectations and beliefs as of the date of this release. The Company anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation or intention to do so.

CONTACTS:         EDAC Technologies Corporation
Glenn L. Purple
Vice President-Finance
860-677-2603

Comm-Counsellors, LLC
Edward Nebb
203-972-8350
June Filingeri
203-972-0186

(Financial Tables Follow)

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
UNAUDITED (in thousands except per share amounts)

	For the quarter ended
	March 31,	April 2,
	2012	2011

Sales	$24,030	$20,199

Cost of sales	19,673	17,390

Gross profit	4,357	2,809

Selling, general and administrative expenses	2,248	1,945

Income from operations	2,109	864

Interest expense	(208)	(255)

Income before income taxes	1,901	609

Provision for income taxes	646	201

Net income	$1,255	$408

Income per common share data:
Basic income per share	$0.25	$0.08
Diluted income per share	$0.23	$0.08

Weighted average shares outstanding:
Basic	5,069	4,911
Diluted	5,512	4,993

EDAC TECHNOLOGIES CORPORATION
MARKET SEGMENT INFORMATION
UNAUDITED (in thousands)

	For the quarter ended
	March 31,	April 2,
	2012	2011
Sales
Aerospace	$16,779	$13,716
Industrial	7,251	6,483
Total sales	$24,030	$20,199
Operating profit
Aerospace	$1,567	$722
Industrial	542	142
Total operating profit	$2,109	$864

EDAC TECHNOLOGIES CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)		(Unaudited)	(Audited)
		March 31, 2012	December 31, 2011
ASSETS
CURRENT ASSETS:
Cash		$1,816	$1,564
Accounts receivable, net		19,823	17,905
Inventories		22,873	20,235
Prepaid expenses and other current assets		428	230
Deferred income taxes		1,951	1,951
Total current assets		46,891	41,885

PROPERTY, PLANT AND EQUIPMENT		59,199	55,464
Less: accumulated depreciation		32,165	31,410
		27,034	24,054

OTHER ASSETS		102	114
TOTAL ASSETS		$74,027	$66,053

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Lines of credit		$6,595	$2,023
Current portion of long-term debt		2,389	2,450
Trade accounts payable	1	10,968	8,449
Employee compensation and amounts withheld		2,242	2,449
Accrued expenses		2,260	1,754
Customer advances		431	708
Total current liabilities		24,885	17,833

Long-term debt, less current portion		11,569	12,145
Pension liabilities, less current portion		1,941	2,469
Deferred income taxes		5,162	4,990
Total long-term liabilities		18,672	19,604
Total liabilities		43,557	37,437

SHAREHOLDERS' EQUITY:
Common stock		13	13
Additional paid-in capital		12,768	12,522
Retained earnings		20,435	19,180
Accumulated other comprehensive loss		(2,746)	(3,099)
Total shareholders' equity		30,470	28,616

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY		$74,027	$66,053